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                                                                    EXHIBIT 99.1
                                                                    ------------

                                                FOR FURTHER INFORMATION CONTACT:
                                                               Eugene F. Hovanec
                                                       Vice President, Finance &
                                                         Chief Financial Officer
                                                                  (805) 388-3700
FOR IMMEDIATE RELEASE
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                          Vitesse Semiconductor Corp.
            Plans $600 Million Private Placement of Convertible Debt

  Camarillo, CA, March 6, 2000 - Vitesse Semiconductor Corp. ("Vitesse" or the "Company") announced today that it anticipates offering $600,000,000 in aggregate principal amount of convertible subordinated debentures due 2005 in a private placement transaction. The debentures will be convertible into Vitesse common stock. The net proceeds from the offering, after payment of selling commissions and discounts, and other expenses of the offering, are expected to be used for general corporate purposes, such as product development, sales and marketing, capital expenditures, and potential future acquisitions.

  The convertible subordinated debentures anticipated to be offered and sold will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent such registration or an applicable exemption from such registration requirements.

  This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the convertible debentures in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under applicable securities laws, or absent the availability of an exemption from such registration or qualification requirements.